UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2006

SUPERVALU INC.

(Exact name of registrant as specified in its charter)

Delaware	1–5418	41–0617000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11840 Valley View Road Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (952) 828-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the acquisition (the “Acquisition”) by SUPERVALU INC. (“SUPERVALU” or the “Company”) of certain operations of Albertson’s, Inc. (“Albertsons”), SUPERVALU agreed to increase the size of its Board of Directors to be no more than fourteen (14) directors, to cause there to be three (3) vacancies on such Board, and to use its reasonable best efforts to cause three of the independent members of the Albertsons Board of Directors to fill the vacancies so created, one in each of the three classes of directors of SUPERVALU’s Board of Directors.

SUPERVALU’s Director Affairs Committee evaluated certain directors recommended by Albertsons based on SUPERVALU’s established criteria for the evaluation of director nominees. Based on that process, SUPERVALU’s Board of Directors invited the following Albertsons directors to join SUPERVALU’s Board of Directors, effective the later of the closing date of the Acquisition and the second business day after SUPERVALU’s 2006 Annual Meeting of Stockholders:

•	Gary Ames, age 61, retired President and Chief Executive Officer, MediaOne International (formerly U S West International) (a telecommunications company);

•	Wayne Sales, age 56, Vice Chairman, Canadian Tire Corporation, Ltd. (an inter-related network of businesses engaged in retail, financial services and petroleum); and

•	Kathi P. Seifert, age 57, retired Executive Vice President, Kimberly-Clark Corporation (a global health and hygiene product manufacturing company).

Pursuant to the arrangement described above, Mr. Ames, Mr. Sales and Ms. Seifert were each elected to SUPERVALU’s Board of Directors on June 30, 2006, the second business day after SUPERVALU’s Annual Meeting of Stockholders that was held on June 28, 2006, to serve as directors until the next Annual Meeting.

Each of the new directors will become a member of one or more committees of the Board of Directors. The determination of such committee memberships will be made at the regularly scheduled meeting of the Board of Directors to be held in August 2006 and will be disclosed in a Form 8-K filed by the Company following such determination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERVALU INC.
(Registrant)

Date: July 6, 2006

	By:	/s/ John P. Breedlove
John P. Breedlove
Vice President, Business Law,
Corporate Secretary
(Authorized Officer of Registrant)